Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of BCB Bancorp, Inc. of our reports dated March 11, 2020, relating to the consolidated financial statements of BCB Bancorp, Inc. (the "Company") and the effectiveness of the Company’s internal control over financial reporting appearing in its Annual Report on Form 10-K for the year ended December 31, 2019. We also consent to the reference to our Firm under the heading “Experts” in this Registration Statement.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

July 27, 2020